Contact:                      Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC. REPORTS SECOND QUARTER RESULTS

CHATTANOOGA, Tenn. (July 25, 2007) - U.S. Xpress Enterprises, Inc. (NASDAQ: XPRSA) today announced operating revenue and earnings for the second quarter and six months ended June 30, 2007.

Financial Highlights
Revenue for the second quarter of 2007 increased 2.8% to $400.3 million compared with $389.5 million in the second quarter of 2006.  Net income for the second quarter was $2.7 million, or $0.18 per diluted share, compared with net income of $5.7 million, or $0.37 per diluted share, in the prior-year period.

For the six months ended June 30, 2007, revenue increased 10.5% to $761.2 million from $689.2 million in the prior-year period. For the first six months of 2007, the Company reported net income of $0.1 million, or $0.01 per diluted share, compared with net income of $6.5 million, or $0.42 per diluted share, for the prior-year period.

During the second quarter, truckload revenue, excluding the effect of fuel surcharges, increased 3.8% to $319.6 million from $307.9 million a year ago.  Truckload operating income for the quarter decreased 38.4% to $8.5 million from $13.8 million in the prior-year quarter. Revenue of Xpress Global Systems increased to $25.8 million in the second quarter compared with $25.6 million in the prior-year period.  Xpress Global Systems’ operating income for the second quarter increased 17.6% to $2.0 million from $1.7 million in the prior-year period.

Pat Quinn, Co-Chairman, stated, “Although our truckload operating results improved significantly from the first quarter of 2007, continuing softness in truckload freight demand in the second quarter resulted in a difficult pricing environment and lower utilization compared to the prior year second quarter adversely impacting truckload operating income.  On a positive note, Xpress Global achieved its sixth consecutive quarter of improved year over year quarterly operating income.”

Update Regarding Previously Announced Tender Offer
In response to the June 22, 2007, announcement by Co-Chairmen Max Fuller and Pat Quinn that an entity controlled by Messrs. Fuller and Quinn intended to commence a tender offer for all of the Company's outstanding Class A common stock at an offer price of $20.00 per share, the Company's board of directors has appointed a special committee comprised solely of independent directors to evaluate the offer.  The special committee has engaged an independent legal adviser and is in the process of engaging an independent financial adviser to assist the special committee in its review.  In response to an inquiry by the special committee, Messrs. Fuller and Quinn have informed the Company that they will cause the company formed by them for purposes of conducting the offer to defer formal commencement of the tender offer for a short time to allow the special committee to be in a better position to respond.  Messrs. Fuller and Quinn now expect to commence the offer in early August.  Messrs. Fuller and Quinn also informed the Company that parties have been proceeding diligently with the preparation of offer materials, definitive financing arrangements, and regulatory filings.

Additional Information and Where to Find It:

The tender offer described in this press release has not yet commenced.  This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  The special committee and the Company strongly recommend that the Company's stockholders read the following documents (i) the tender offer statement on Schedule TO and (ii) the Company's solicitation/recommendation statement regarding the proposed tender offer when they become available because they will contain important information.  Stockholders may obtain a free copy of these materials, which will be filed with the Securities and Exchange Commission, at the Securities and Exchange Commission's web site at www.sec.gov.  Stockholders also may obtain, without charge, a copy of the Company's solicitation/recommendation statement, when available, by directing requests to Debbie Massengale at 423-510-3314.

U.S. Xpress Enterprises, Inc.
U.S. Xpress Enterprises, Inc. is the fourth largest publicly owned truckload carrier in the United States, measured by revenue.  The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services.  Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry.  The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company.  U.S. Xpress has an 80% ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 600 trucks primarily in the Eastern United States. U.S. Xpress has a 49% ownership interest in Abilene Motor Express, Inc. with approximately 170 trucks and a 40% interest in C & C Trucking of Duncan with approximately 130 trucks.  Please visit the Company's website at www.usxpress.com.

This press release contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to expected reduction in capital expenditures on revenue equipment and the use of cash flow to reduce indebtedness. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that we are unable to realize a reduction in capital expenditures on revenue equipment due to increases in the prices paid for new revenue equipment, changes in the resale value of our used equipment, or growth in our company-owned fleet; the risk that we will be unable to produce financial and operating results necessary to generate cash flow to reduce indebtedness; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers' business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the number of shares repurchased, if any; and the effects of repurchasing the shares on debt, equity, and liquidity. Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating Revenue:
Revenue, before fuel surcharge	$344,286	$331,976	$660,838	$594,441
Fuel surcharge	56,061	57,486	100,382	94,730
Total operating revenue	400,347	389,462	761,220	689,171

Operating Expenses:
Salaries, wages and benefits	133,578	127,141	260,676	229,995
Fuel and fuel taxes	92,920	89,196	173,017	155,533
Vehicle rents	24,620	19,333	47,605	37,731
Depreciation and amortization, net of gain on sale	19,441	15,794	38,971	27,668
Purchased transportation	60,397	61,671	115,020	108,269
Operating expense and supplies	24,569	24,866	48,206	44,101
Insurance premiums and claims	15,971	16,285	30,922	29,553
Operating taxes and licenses	4,544	4,328	8,821	7,991
Communications and utilities	2,884	3,606	5,765	6,478
General and other operating	10,905	11,312	21,397	21,164
Loss on sale and exit of business	-	400	-	400
Total operating expenses	389,829	373,932	750,400	668,883

Income from Operations	10,518	15,530	10,820	20,288

Interest expense, net	5,482	4,690	10,964	7,789
Equity in (income) loss of affiliated companies	(242)	341	(366)	539
Minority interest	61	365	10	523
	5,301	5,396	10,608	8,851

Income before income taxes	5,217	10,134	212	11,437

Income tax provision	2,482	4,410	106	4,978

Net Income	$2,735	$5,724	$106	$6,459

Earnings Per Share - basic	$0.18	$0.37	$0.01	$0.42

Weighted average shares - basic	15,155	15,321	15,215	15,323

Earnings Per Share - diluted	$0.18	$0.37	$0.01	$0.42

Weighted average shares - diluted	15,318	15,614	15,407	15,559

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	(Total Revenue)		(Revenue, before fuel surcharge)		(Total Revenue)		(Revenue, before fuel surcharge)
	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2007	2006	2007	2006	2007	2006	2007	2006
Operating Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	33.4	32.6	38.8	38.3	34.2	33.4	39.5	38.7
Fuel and fuel taxes	23.2	22.9	10.7	9.5	22.7	22.6	11.0	10.2
Vehicle rents	6.2	5.0	7.2	5.8	6.3	5.5	7.2	6.4
Depreciation and amortization, net of gain on sale	4.9	4.1	5.7	4.8	5.1	4.0	5.9	4.7
Purchased transportation	15.1	15.8	17.6	18.6	15.1	15.7	17.4	18.2
Operating expense and supplies	6.1	6.4	7.1	7.5	6.3	6.4	7.3	7.4
Insurance premiums and claims	4.0	4.2	4.6	4.9	4.1	4.3	4.7	5.0
Operating taxes and licenses	1.1	1.1	1.3	1.3	1.2	1.2	1.3	1.3
Communications and utilities	0.7	0.9	0.8	1.1	0.8	0.9	0.9	1.1
General and other operating	2.7	2.9	3.2	3.4	2.8	3.0	3.2	3.5
Loss on sale and exit of business	0.0	0.1	0.0	0.1	0.0	0.1	0.0	0.1
Total operating expenses	97.4	96.0	97.0	95.3	98.6	97.1	98.4	96.6

Income from Operations	2.6	4.0	3.0	4.7	1.4	2.9	1.6	3.4

Interest expense, net	1.4	1.2	1.6	1.4	1.4	1.1	1.7	1.3
Equity in (income) loss of affiliated companies	(0.1)	0.1	(0.1)	0.1	(0.0)	0.1	(0.1)	0.1
Minority interest	0.0	0.1	0.0	0.1	0.0	0.1	0.0	0.1
	1.3	1.4	1.5	1.6	1.4	1.3	1.6	1.5

Income before income taxes	1.3	2.6	1.5	3.1	0.0	1.6	0.0	1.9

Income tax provision	0.6	1.1	0.7	1.3	0.0	0.7	0.0	0.8

Net Income	0.7%	1.5%	0.8%	1.8%	0.0%	0.9%	0.0%	1.1%

U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2007	2006	Change	2007	2006	Change
OPERATING RATIO (1)	97.0%	95.3%	1.8%	98.4%	96.6%	1.9%

OPERATING REVENUE: (2)
Truckload, net of fuel surcharge	$319,612	$307,913	3.8%	$614,804	$549,220	11.9%
Fuel Surcharge	56,061	57,486	-2.5%	100,382	94,730	6.0%
Xpress Global Systems	25,847	25,607	0.9%	48,403	48,040	0.8%
Inter-company	(1,173)	(1,544)	-24.0%	(2,369)	(2,819)	-16.0%
Total Operating Revenue	$400,347	$389,462	2.8%	$761,220	$689,171	10.5%

OPERATING INCOME:(2)
Truckload	$8,526	$13,836	-38.4%	$7,289	$18,225	-60.0%
Xpress Global Systems	1,992	1,694	17.6%	3,531	2,063	71.2%
Total Operating Income	$10,518	$15,530	-32.3%	$10,820	$20,288	-46.7%

TRUCKLOAD STATISTICS: (2)
Revenue Per Mile (3)	$1.612	$1.616	-0.2%	$1.605	$1.585	1.3%

Revenue Per Total Mile (3)	$1.411	$1.422	-0.8%	$1.402	$1.395	0.5%

Tractors (at end of period)-
Company Owned	6,682	6,016	11.1%	6,682	6,016	11.1%
Owner Operators	1,016	914	11.2%	1,016	914	11.2%
Total Tractors (at end of period)	7,698	6,930	11.1%	7,698	6,930	11.1%

Average Number of Tractors in Fleet During Period	7,676	6,943	10.6%	7,676	6,296	21.9%

Average Revenue Miles Per Tractor Per Period (4)	23,758	24,624	-3.5%	45,924	48,796	-5.9%

Average Revenue Per Tractor Per Period (3) (4)	$38,944	$40,577	-4.0%	$74,931	$79,154	-5.3%

Total Revenue Miles (5)	196,026	188,824	3.8%	379,324	342,734	10.7%

Total Miles (5)	223,923	214,563	4.4%	434,048	389,307	11.5%

Average Length of Haul	562	584	-3.8%	571	601	-5.0%

Empty Mile Percentage	12.46%	12.00%	3.8%	12.61%	11.96%	5.4%

	June 30, 2007			December 31, 2006
BALANCE SHEET DATA:
Total Assets		$903,555			$903,367
Total Equity		249,810			252,499
Long-term Debt, including Current Maturities and Securitization		337,589			340,534

(1) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Data for truckload includes data for all truckload operations, including the following from their dates of consolidation:
Arnold Transportation, Inc. and Total Transportation of Mississippi, Inc. in March 2006.
(3) Net of fuel surcharge revenues.
(4) Excludes revenue and miles from expedited intermodal rail services.
(5) Includes miles of expedited intermodal rail services.